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                        SUBSIDIARIES OF US UNWIRED INC.


     At December 31, 2000, US Unwired Inc. had investments in the following affiliates:


                                                                PERCENTAGE
                                                 JURISIDICTION   OWNERSHIP
                                                 -------------  -----------

Louisiana Unwired LLC                            Louisiana           93.86%
Texas Unwired, a general
     partnership (through its owner-ship
     in Louisiana Unwired)                       Louisiana           75.09%
Command Connect, LLC                             Louisiana           50.00%
GTE Mobilnet of Texas RSA #21 Limited
     Partnership                                 Delaware            25.00%
Unwired Telecom Corp.                            Louisiana          100.00%